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                                                           Exhibit 99.B.23(h)(1)

                ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT
                ------------------------------------------------



         THIS AGREEMENT is made as of July 1, 2000 by and between PFPC INC., a Massachusetts corporation ("PFPC"), and McM FUNDS a Delaware business trust (the "Fund").

                              W I T N E S S E T H :

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund wishes to retain PFPC to provide administration and accounting services to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Portfolio"), and PFPC wishes to furnish such services.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.       Definitions.  As Used in this Agreement:

         (a)   "1933 Act" means the Securities Act of 1933, as amended.

         (b)   "1934 Act" means the Securities Exchange Act of 1934, as amended.

         (c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

         (d)   "CEA" means the Commodities Exchange Act, as amended.

         (e) "Change of Control" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

         (f) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

         (g)   "SEC" means the Securities and Exchange Commission.

         (h) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

         (i) "Shares" means the shares of beneficial interest of any series or class of the Fund.

         (j) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

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2.       Appointment. The Fund hereby appoints PFPC to provide administration and accounting services to each of the Portfolios, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. Delivery of Documents. The Fund has provided or, where applicable, will provide PFPC with the following:

         (a) at PFPC's request, certified or authenticated copies of the resolutions of the Fund's Board of Trustees, approving the appointment of PFPC or its affiliates to provide services to each Portfolio and approving this Agreement;

         (b)   a copy of Fund's most recent effective registration statement;

         (c)   a copy of each Portfolio's advisory agreement or agreements;

         (d) a copy of the distribution/underwriting agreement with respect to each class of Shares representing an interest in a Portfolio;

         (e) a copy of each additional administration agreement with respect to a Portfolio;

         (f) a copy of each distribution and/or shareholder servicing plan and agreement made in respect of the Fund or a Portfolio; and

         (g) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

         PFPC will on an annual basis provide to the Fund the audited financial statements of PNC Bank Corp.

4.       Compliance with Rules and Regulations.

         PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or other entity.

5.       Instructions.

         (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

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         (b)   PFPC shall be entitled to rely upon any Oral Instruction or
               Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless PFPC knows such instructions are inconsistent with any of the foregoing (for example because PFPC has received prior Written Instructions, or has participated in discussions on the same issue) unless and until PFPC receives Written Instructions to the contrary.

         (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC's actions comply with the other provisions of this Agreement.

6.       Right to Receive Advice.

         (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

         (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be inside or outside counsel for the Fund, the Fund's investment adviser or, if none of the foregoing is available and time is of the essence, PFPC, at the option of PFPC).

         (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel. In any such case, PFPC will use its best efforts to contact the Fund prior to taking any actions inconsistent with Instructions previously received by the Fund.

         (d) Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC to seek such directions or advice or Oral Instructions or Written Instructions, unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action.

7.       Records; Visits.

         (a) The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense.

         (b)   PFPC shall keep the following records:

               (i) all books and records with respect to each Portfolio's books of account;

               (ii)  records of each Portfolio's securities transactions; and

               (iii) all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

8. Confidentiality. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party both prompt oral and written notice of such requirement and will to the extent possible coordinate any such production with the Fund or the Fund's counsel, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party. In accordance with Section 248.11 of Regulation S-P (17 CFR 248.1 - 248.30) ("Reg S-P"), PFPC will not directly, or indirectly through an affiliate, disclose any non-public personal information, as defined in Reg S-P, received from the Fund to any person that is not affiliated with the Fund or with PFPC and provided that any such information disclosed to an affiliate of PFPC shall be under the same limitations on non-disclosure.

9. Liaison with Accountants. PFPC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10. PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund; provided, however, that PFPC shall have no right to retain title to or ownership of any database which consists solely of information pertaining to the transactions of the Fund or its shareholders.

11. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

12. Compensation. As compensation for services rendered by PFPC during the term of this Agreement, the Fund, on behalf of each Portfolio, will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

13. Indemnification. (a) The Fund, on behalf of each Portfolio, agrees to indemnify and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in reliance upon Oral or Written Instructions received from the Fund or which PFPC is required to take or refrain from taking in accordance with the provisions of this Agreement. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. PFPC shall not make any claim for any amounts payable by the Fund hereunder except against the relevant Portfolio's assets and not against the assets of any other investment portfolio of the Fund.

         (b) PFPC agrees to indemnify and hold harmless the Fund and each Portfolio from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act of PFPC in contravention of the terms of this Agreement or caused by PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. Neither the Fund, nor any Portfolio, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's following Oral or Written Instructions which PFPC reasonably believed to have been valid and genuinely given. PFPC further agrees to indemnify and hold harmless the Fund and the Portfolios from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements) arising directly or indirectly from any claim by a third party against the Fund or a Portfolio with respect to infringement of any patent or copyright of any goods, services or programs supplied or used by PFPC (the "PFPC Materials") in connection with the provision of services to the Fund and the Portfolios hereunder. The foregoing indemnification obligation shall not apply to any claim based on or arising from (i) goods, services or programs not owned, developed or provided by PFPC, (ii) the combination by the Fund or the Portfolios of the PFPC Materials with any other goods, services or programs not owned or developed by or on behalf of PFPC, or (iii) the failure of the Fund or the Portfolios to use the PFPC Materials as authorized or for their intended purpose.

14.      Responsibility of PFPC.

         (a) PFPC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein (which exception includes the obligation to follow Oral or Written Instructions provided by the Fund) or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

         (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, including without limitation (subject to Section 11), delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, provided that PFPC has acted in accordance with the standard set forth in Section 14(a) above; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine.

         (c) Notwithstanding anything in this Agreement to the contrary, (i) neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, unless the likelihood of such losses or damages was known by PFPC or its affiliates and PFPC acted without regard to such likely losses or damages and (ii) PFPC's cumulative liability to the Fund for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of $100,000 or the fees received by PFPC for services provided hereunder during the 12 months immediately prior to the date of such loss or damage; provided, however, that any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement shall not be subject to the foregoing cap on liability.

         (d) No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than 60 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

         (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

15.      Description of Accounting Services on a Continuous Basis.

         PFPC will perform the following accounting services with respect to each Portfolio:

         (i) Journalize investment, capital share and income and expense activities;

         (ii) Verify investment buy/sell trade tickets when received from the investment adviser for a Portfolio (the "Adviser") and transmit trades to the Fund's custodian (the "Custodian") for proper settlement, provided PFPC Trust Company serves as the Fund's custodian;

         (iii) Maintain individual ledgers for investment securities;

         (iv)  Maintain historical tax lots for each security;

         (v) Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes no later th a.m. Pacific time;

         (vi) Update the cash availability throughout the day as required by the Adviser;

         (vii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

         (viii) Calculate various contractual expenses (e.g., advisory and custody fees);

         (ix) Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

         (x) Control all disbursements and authorize such disbursements upon Written Instructions;

         (xi)    Calculate capital gains and losses;

         (xii)   Determine net income;

         (xiii) Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Portfolio's Investments; to the extent that there are no market quotations readily available for a security in the Fund's portfolios, PFPC will immediately advise the Adviser of such fact and will coordinate determination of fair market value with the Fund and the Adviser;

         (xiv) Transmit or mail a copy of the daily portfolio valuation to the Adviser;

         (xv)    Compute net asset value; and

         (xvi) As appropriate, or requested, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

16.      Description of Administration Services on a Continuous Basis.

         PFPC will perform the following administration services with respect to each Portfolio:

         (i)     Prepare quarterly broker security transactions summaries;

         (ii)    Prepare monthly security transaction listings;

         (iii) Supply various normal and customary Portfolio and Fund statistical data as requested on an ongoing basis;

         (iv) Prepare for execution, review with the Fund's Chief Financial Officer, and file the Fund's Federal and state tax returns;

         (v) Monitor each Portfolio's status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

         (vi) Prepare, coordinate with the Fund and the Fund's counsel, and file with the SEC the Fund's annual, semi-annual, and quarterly shareholder reports;

         (vii) Prepare, coordinate with the Fund's counsel and file with the SEC Post-Effective Amendments to the Fund's Registration Statement, prepare reports to the SEC including, the preparation and filing of (i) semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

         (viii) Assist in the preparation of notices of Annual or Special Meetings of Shareholders and Proxy materials relating to such meetings;

         (ix) Assist in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund's Board of Trustees;

         (x) Monitor the Fund's assets to assure adequate fidelity bond coverage is maintained;

         (xi) Draft agendas, resolutions and materials for quarterly and special Board meetings;

         (xii) Coordinate the preparation, assembly and mailing of Board materials;

         (xiii) Maintain the Fund's corporate calendar to assure compliance with various filing and Board approval deadlines;

         (xiv) Coordinate contractual relationships and communications between the Fund and its contractual service providers; and

         (xv) Monitor the Fund's compliance with the amounts and conditions of each state qualification.

17. Duration and Termination. This Agreement shall continue until terminated by the Fund or by PFPC on sixty (60) days' prior written notice to the other party. In the event the Fund gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all reasonable trailing expenses incurred by PFPC, will be borne by the Fund. In the event that PFPC gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all reasonable trailing expenses incurred by PFPC, will be borne by PFPC. In the event of termination, PFPC agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Fund and its shareholders.

18. Notices. Notices shall be addressed (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Fund, at 3200 Horizon Drive, King of Prussia PA 19406, Attention:Bill Baltrus or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

19. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20. Delegation; Assignment. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or PNC Bank Corp., provided that PFPC gives the Fund 90 days prior written notice of such assignment or delegation.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.      Miscellaneous.

         (a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

         (b) Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.

         (c) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

         (d) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

         (e) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (f) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.




                                        PFPC INC.



                                                 By: /s/ Stephen M. Wynne
                                                     ---------------------------



                                        Title:   Executive Vice President




                                        McM FUNDS





                                        By: /s/ Deane A. Nelson
                                            ------------------------------------



                                        Title:     Secretary
                                              ----------------------------------

                                    EXHIBIT A
                                    ---------







         THIS EXHIBIT A, dated as of July 1, 2000 is Exhibit A to that certain Administration and Accounting Services Agreement dated as of July 1, 2000 between PFPC Inc. and McM Funds.





                                   PORTFOLIOS
                                   ----------





                         McM Principal Preservation Fund

                       McM Intermediate Fixed Income Fund

                              McM Fixed Income Fund

                                McM Balanced Fund

                           McM Equity Investment Fund

                             McM S&P 500 Index Fund